Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2016 Results

Raised Full-Year 2016 Production Growth Target to 5%

Provided 2017 and Long-Term Growth Outlook

MIDLAND, Texas--(BUSINESS WIRE)--November 8, 2016--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the third quarter of 2016.

Third-Quarter 2016 Highlights

  Delivered quarterly production of 14.1 million Boe, or 152.9 MBoepd, exceeding the high end of the Company’s guidance.
  Achieved record 30-day production rates in the Company’s northern Delaware and southern Delaware Basin assets and record average lateral lengths in each of the Company’s key operating areas.
  Raised full-year 2016 production growth target to 5%. Targeting 20% compound annual growth over the next three years within anticipated cash flows.
  Reduced per-unit lease operating and cash general and administrative expenses 31% and 13%, respectively, year-over-year. Full-year 2016 lease operating expense guidance lowered to $6.00 per Boe.
  Executed a disciplined capital program within cash flows and settlements from derivatives for fifth consecutive quarter.
  Entered into an acquisition for 40,000 net acres, enhancing the Company’s acreage position and drilling inventory in the core of the Midland Basin.
  Redeemed $600 million of 7.0% senior notes due 2021, further strengthening the balance sheet and improving the Company’s cash margin.
  Reported a net loss of $51.1 million, or $0.38 per diluted share. Adjusted net income totaled $43.4 million, or $0.32 per diluted share (non-GAAP).
  Generated $440.1 million of EBITDAX (non-GAAP).

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income, adjusted earnings per share and EBITDAX and a reconciliation of these measures to the associated GAAP measure.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “Results for this quarter highlight the strength of our business and relentless focus on enhancing capital efficiency. We have continued to accelerate value for shareholders by driving down cash costs while simultaneously exceeding the high-end of our production guidance range through outstanding operational performance. As a result of drilling efficiencies, completion optimization and portfolio high grading, we are raising our 2016 production growth target to 5%. We also achieved several milestones during the quarter, including consolidating core acreage in the Midland Basin, calling a series of bonds which contributed to reducing absolute debt by more than $1 billion year-over-year and investing within cash flow for the fifth consecutive quarter.

“Structural cost improvement combined with our high-quality drilling inventory has a profound impact on our ability to deliver leading, capital efficient growth over the long term. While we have significant momentum heading into 2017, continued commodity price volatility reinforces our commitment to managing capital spending within anticipated cash flows. We expect to execute a $1.4 billion to $1.6 billion capital program during 2017 and deliver production growth of 17% to 20% over a more robust 2016 production outlook. Further, we are uniquely positioned to generate 20% annualized production growth over the next three years within cash flows due to the quality of our portfolio, demonstrated financial discipline and operational excellence.”

Third-Quarter 2016 Operations Summary

Production for the third quarter of 2016 was 14.1 million barrels of oil equivalent (MMBoe), or an average of 152.9 thousand Boe per day (MBoepd), an increase of approximately 6% from the second quarter of 2016 and above the high end of the Company’s guidance. Average daily crude oil production for the third quarter of 2016 totaled 91.1 thousand barrels, and average daily natural gas production totaled 370.6 million cubic feet (MMcf). Two factors contributed to the Company’s production mix for the third quarter of 2016. Natural gas processing capacity in the Delaware Basin has significantly expanded, with more than one billion cubic feet per day of new capacity online since the beginning of 2016. The timing of completion activity and bringing new wells online also contributed to the production mix for the quarter. The Company expects to complete 60 to 70 gross wells during the fourth quarter of 2016, as compared to 46 gross completions in the third quarter of 2016.

During the third quarter of 2016, Concho averaged 17 rigs, compared to 13 rigs in the second quarter of 2016. Concho started drilling or participating in a total of 72 gross wells (67 operated wells) and completed 46 gross wells during the third quarter of 2016. The table below summarizes the Company’s drilling activity by core area for the third quarter of 2016.

	Number of Wells Drilled (Gross)	Number of Operated Wells Drilled (Gross)	Number of Wells Completed (Gross)
Delaware Basin	30	25	20
Midland Basin	29	29	7
New Mexico Shelf	13	13	19
Total	72	67	46

Percent Horizontal	100%	100%	98%

Northern Delaware Basin

Concho added 22 new horizontal wells in the northern Delaware Basin with at least 30 days of production as of the end of the third quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,428 Boe per day (Boepd) (69% oil) and 1,776 Boepd, respectively. The average lateral length for these wells was 5,532 feet. The Company currently has four horizontal rigs in the northern Delaware Basin.

High-Impact Red Hills Area Delivers Strong Performance

Concho’s large position in the northern Delaware Basin is characterized by a thick, resource-rich hydrocarbon column that lends itself to multi-zone development. The Company refers to its acreage in southern Lea County as the Red Hills area, where Concho is targeting the oil-prone Avalon Shale, Bone Spring Sands and Wolfcamp. The Company’s four-well, 80-acre spacing test, the Monet, has achieved outstanding performance with cumulative production of more than 690 MBoe (67% oil) over the first 145 days of production. The Company also recently conducted a two-well test targeting the Upper Wolfcamp Sands in Red Hills. The wells, the Viking Helmet State 002H and the Stove Pipe Federal 002H, were drilled to an average lateral length of 6,826 feet and produced at an average peak 30-day rate of 2,385 Boepd (84% oil). The Company plans to continue developing the Upper Wolfcamp Sands with an emphasis on optimizing lateral placement and development spacing.

Southern Delaware Basin

Concho added five new horizontal wells in the southern Delaware Basin with at least 30 days of production as of the end of the third quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,505 Boepd (73% oil) and 1,751 Boepd, respectively. The average lateral length for these wells was 7,474 feet. The Company currently has four horizontal rigs in the southern Delaware Basin.

Successful Delineation of the 3rd Bone Spring

Building on success from an initial 3rd Bone Spring test completed in the second quarter of 2016, Concho added two new 3rd Bone Spring horizontal wells during the third quarter of 2016. These wells were drilled to an average lateral length of 4,875 feet and produced at an average peak 30-day rate of 1,909 Boepd (64% oil).

Midland Basin

Concho added two new horizontal wells in the Midland Basin with at least 30 days of production as of the end of the third quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,070 Boepd (85% oil) and 1,420 Boepd, respectively. The average lateral length for these wells was 10,332 feet. The Company currently has eight horizontal rigs in the Midland Basin.

Outstanding Performance from Density Pilot

Concho recently completed an eight-well stacked density pilot, with four wells targeting the Lower Spraberry and four wells targeting the Wolfcamp B. Wells in each zone were spaced at approximately 80 acres and drilled to an average lateral length of 9,513 feet. Cumulative production from the density pilot totaled approximately 260 MBoe (85% oil) over the first 30 days of production.

New Mexico Shelf

In the New Mexico Shelf, Concho added seven new horizontal wells with at least 30 days of production as of the end of the third quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 414 Boepd (86% oil) and 562 Boepd, respectively. The average lateral length for these wells was 4,778 feet. The Company currently has two horizontal rigs in the New Mexico Shelf.

Third-Quarter 2016 Financial Summary

Concho’s average realized price for oil and natural gas for the third quarter of 2016, excluding the effect of commodity derivatives, was $30.61 per Boe, compared with $33.74 per Boe for the third quarter of 2015.

Net loss for the third quarter of 2016 was $51.1 million, or $0.38 per diluted share, compared to net income of $179.7 million, or $1.49 per diluted share, for the third quarter of 2015. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for the third quarter of 2016 was $43.4 million, or $0.32 per diluted share, compared with adjusted net income (non-GAAP) of $39.3 million, or $0.33 per diluted share, for the third quarter of 2015.

EBITDAX (non-GAAP) for the third quarter of 2016 totaled $440.1 million, compared to $446.2 million for the third quarter of 2015.

Cash flows generated from operating activities for the nine months ended September 30, 2016, totaled $437.3 million, compared with $760.6 million for the same period last year. Cash flows from operating activities and net settlements received from derivatives were $1 billion for the nine months ended September 30, 2016, as compared to $1.2 billion for the same period last year.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income, adjusted earnings per share and EBITDAX and a reconciliation of these measures to the associated GAAP measures.

Financial Position and Liquidity

Concho continues to reinforce its strong financial position. During the third quarter of 2016, the Company redeemed the entire outstanding principal amount of $600 million 7.0% Senior Notes due January 2021. At September 30, 2016, Concho had cash of approximately $1.2 billion and long-term debt of $2.7 billion, which represents an approximately $1.1 billion reduction in long-term debt year-over-year.

Pro forma for the $1.2 billion cash consideration for the previously announced closing of the acquisition from Reliance Energy, Concho had cash of approximately $65 million and long-term debt of $2.7 billion at September 30, 2016. Additionally, the Company’s pro forma liquidity totaled approximately $2.6 billion as of September 30, 2016, which reflects its undrawn revolving credit facility with total capacity of $2.5 billion.

Outlook

2016

For the fourth quarter of 2016, Concho expects production to average between 164 MBoepd and 167 MBoepd.

The Company raised its full-year 2016 production growth target to 5%. Concho expects its total capital spend for 2016 to be $1.3 billion, within the Company’s guidance range of $1.1 billion to $1.3 billion and funded entirely within after-tax cash flow inclusive of settlements from derivatives. The capital plan excludes acquisitions, but includes approximately $30 million of drilling and completion capital attributable to the recently acquired assets in the Midland Basin. In addition, Concho updated its full-year 2016 outlook for certain items. The following table summarizes the Company’s current guidance for those items, as compared to the Company’s prior guidance.

	Full Year 2016
	Prior	Current
Production growth	1% - 3%	5%
Oil mix	60% - 64%	61%
Lease operating expense and workover costs (per Boe)	$6.50 - $7.00	$6.00
Interest expense (millions)	$205 - $215	$200
Capital plan (excluding acquisitions) (billions)	$1.1 - $1.3	$1.3

2017

Scale and diversity within the Permian Basin enable Concho to efficiently allocate capital with significant operational flexibility while continuously driving capital efficiency gains.

For 2017, the Company’s Board approved a capital budget of $1.6 billion. The Company remains committed to investing within cash flows, and based on the current commodity price outlook, expects capital spending to range between $1.4 billion and $1.6 billion. Concho expects to grow oil volumes by more than 20% year-over-year and total company production growth of 17% to 20%. Approximately 90% of capital will be directed to drilling and completion activity.

The Company’s northern Delaware Basin position continues to benefit from Concho’s enhanced completion techniques. The Company plans to allocate approximately 35% of total drilling capital to the northern Delaware Basin and operate an average of seven rigs in 2017, as compared to four rigs during 2016. The average lateral length for wells completed in 2017 is expected to increase 30% year-over-year to approximately 7,000 feet.

Concho plans to direct approximately 25% of total drilling capital to the southern Delaware Basin, where the Company plans to operate an average of four rigs during 2017. The Company’s targeted bolt-on acquisition efforts facilitate more efficient long-lateral development, and as a result, the Company expects the average lateral length for wells completed in 2017 to be approximately 10,000 feet, up 25% year-over-year.

Concho’s drilling program in the Midland Basin generates some of the strongest returns in its portfolio due to the Company’s consolidated core position, field-wide infrastructure systems and drilling and completion efficiencies. The Company plans to invest approximately 30% of its drilling capital to the Midland Basin to run an average of five rigs. The working interest of the drilling program is expected to average 70%, up from an average working interest of 50% in 2016 primarily due to the Company’s portfolio-enhancing acquisition of assets from Reliance Energy. The average lateral length for wells drilled in 2017 is expected to exceed 10,000 feet.

The New Mexico Shelf is a prolific oil play that yields repeatable results and stable cash flows. The Company plans to allocate approximately 10% of drilling capital to the New Mexico Shelf to run a two-rig program during 2017.

The Company’s 2017 capital program excludes acquisitions and is subject to change depending upon a number of factors, including commodity prices and industry conditions.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For 2017, Concho has crude oil swap contracts covering approximately 67.2 MBopd at a weighted average price of $54.60 per Bbl. Please see the table under “Derivatives Information” below for detailed information about the Company’s current derivatives positions.

Addition to Management Group

Megan P. Hays has been promoted to Vice President of Investor Relations and will continue to lead the Company’s investor relations department. Mrs. Hays joined Concho in 2014 as Director of Investor Relations. She has over 10 years of experience in the oil and natural gas industry, beginning her career with Approach Resources in 2006. From January 2007 to July 2014, Mrs. Hays led Approach’s investor relations effort as well as its financial and capital markets activities. Mrs. Hays holds a B.A. in Political Science and International Relations from Texas Christian University.

Conference Call

Concho will discuss third quarter 2016 results on a conference call tomorrow, November 9, 2016, at 8:30 AM CT (9:30 AM ET). The telephone number and passcode to access the conference call are provided below:

Dial-in: (855) 445-9894
Intl. dial-in: (330) 863-3281
Participant Passcode: 92647461

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of southeast New Mexico and west Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016; risks relating to declines in the prices the Company receives, or sustained depressed prices the Company receives, for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; the impact of potential changes in the Company’s credit ratings; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and personnel required to perform the Company’s drilling and operating activities; potential financial losses or earnings reductions from the Company’s commodity price risk-management program; risks and liabilities associated with acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share amounts)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,158,939	$228,550
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	202,865	203,972
Joint operations and other	207,351	190,608
Derivative instruments	119,175	652,498
Prepaid costs and other	30,480	38,922
Total current assets	1,718,810	1,314,550
Property and equipment:
Oil and natural gas properties, successful efforts method	16,769,269	15,846,307
Accumulated depletion and depreciation	(7,403,505)	(5,047,810)
Total oil and natural gas properties, net	9,365,764	10,798,497
Other property and equipment, net	181,267	178,450
Total property and equipment, net	9,547,031	10,976,947
Funds held in escrow	81,250	-
Deferred loan costs, net	12,078	15,585
Intangible asset - operating rights, net	24,597	25,693
Inventory	16,905	19,118
Noncurrent derivative instruments	-	167,038
Other assets	169,963	122,945
Total assets	$11,570,634	$12,641,876
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$22,398	$13,200
Revenue payable	111,444	169,787
Accrued and prepaid drilling costs	326,184	228,523
Derivative instruments	3,508	-
Other current liabilities	109,114	184,910
Total current liabilities	572,648	596,420
Long-term debt	2,740,847	3,332,188
Deferred income taxes	862,766	1,630,373
Noncurrent derivative instruments	53,840	-
Asset retirement obligations and other long-term liabilities	145,950	140,344
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 142,562,011 and
129,444,042 shares issued at September 30, 2016 and December 31, 2015, respectively	143	129
Additional paid-in capital	6,229,586	4,628,390
Retained earnings	1,008,330	2,345,641
Treasury stock, at cost; 429,084 and 306,061 shares at September 30, 2016 and
December 31, 2015, respectively	(43,476)	(31,609)
Total stockholders’ equity	7,194,583	6,942,551
Total liabilities and stockholders’ equity	$11,570,634	$12,641,876

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2016	2015	2016	2015

Operating revenues:
Oil sales	$348,096	$391,963	$929,383	$1,212,437
Natural gas sales	82,452	71,511	181,028	201,984
Total operating revenues	430,548	463,474	1,110,411	1,414,421
Operating costs and expenses:
Oil and natural gas production	103,575	138,125	328,756	405,925
Exploration and abandonments	10,344	14,791	54,478	32,566
Depreciation, depletion and amortization	299,209	329,467	890,257	901,474
Accretion of discount on asset retirement obligations	1,769	1,853	5,226	5,894
Impairments of long-lived assets	-	7,588	1,524,645	7,588
General and administrative (including non-cash stock-based compensation of
$14,728 and $16,327 for the three months ended September 30, 2016 and
2015, respectively, and $43,201 and $47,272 for the nine months ended
September 30, 2016 and 2015, respectively)	53,505	60,052	160,657	179,776
(Gain) loss on derivatives	(41,186)	(413,130)	175,666	(381,071)
(Gain) loss on disposition of assets, net	755	(32)	(109,174)	1,588
Total operating costs and expenses	427,971	138,714	3,030,511	1,153,740
Income (loss) from operations	2,577	324,760	(1,920,100)	260,681
Other income (expense):
Interest expense	(52,994)	(53,752)	(161,634)	(160,803)
Loss on extinguishment of debt	(27,670)	-	(27,670)	-
Other, net	(3,433)	524	(10,302)	(7,875)
Total other expense	(84,097)	(53,228)	(199,606)	(168,678)
Income (loss) before income taxes	(81,520)	271,532	(2,119,706)	92,003
Income tax (expense) benefit	30,374	(91,873)	782,395	(25,315)
Net income (loss)	$(51,146)	$179,659	$(1,337,311)	$66,688
Earnings per share:
Basic net income (loss)	$(0.38)	$1.49	$(10.18)	$0.56
Diluted net income (loss)	$(0.38)	$1.49	$(10.18)	$0.56

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30,
(in thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,337,311)	$66,688
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	890,257	901,474
Accretion of discount on asset retirement obligations	5,226	5,894
Impairments of long-lived assets	1,524,645	7,588
Exploration and abandonments, including dry holes	46,643	25,859
Non-cash stock-based compensation expense	43,201	47,272
Deferred income taxes	(767,607)	6,565
(Gain) loss on disposition of assets, net	(109,174)	1,588
(Gain) loss on derivatives	175,666	(381,071)
Loss on extinguishment of debt	27,670	-
Other non-cash items	10,928	8,074
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	60,977	111,475
Prepaid costs and other	7,347	(3,049)
Inventory	1,641	(7,236)
Accounts payable	9,254	4,089
Revenue payable	(56,740)	(52,366)
Other current liabilities	(95,322)	17,749
Net cash provided by operating activities	437,301	760,593
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(926,922)	(2,177,144)
Additions to property, equipment and other assets	(20,688)	(45,231)
Proceeds from the disposition of assets	296,341	106
Funds held in escrow	(81,250)	-
Contributions to equity method investments	(50,750)	(45,000)
Net settlements received from derivatives	582,043	443,441
Net cash used in investing activities	(201,226)	(1,823,828)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	-	1,337,900
Payments of debt	(600,000)	(1,030,900)
Call premium on extinguishment of debt	(21,000)	-
Exercise of stock options	425	59
Excess tax benefit (deficiency) from stock-based compensation	(688)	2,429
Net proceeds from issuance of common stock	1,327,444	741,509
Purchase of treasury stock	(11,867)	(4,963)
Increase in bank overdrafts	-	17,200
Net cash provided by financing activities	694,314	1,063,234
Net increase (decrease) in cash and cash equivalents	930,389	(1)
Cash and cash equivalents at beginning of period	228,550	21
Cash and cash equivalents at end of period	$1,158,939	$20
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for a business combination	$230,828	$-

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Production and operating data:
Net production volumes:
Oil (MBbl)	8,383	8,945	24,620	26,042
Natural gas (MMcf)	34,096	28,746	92,087	78,014
Total (MBoe)	14,066	13,736	39,968	39,044

Average daily production volumes:
Oil (Bbl)	91,120	97,228	89,854	95,392
Natural gas (Mcf)	370,609	312,457	336,084	285,766
Total (Boe)	152,888	149,304	145,868	143,020

Average prices per unit:
Oil, without derivatives (Bbl)	$41.52	$43.82	$37.75	$46.56
Oil, with derivatives (Bbl) (a)	$59.87	$61.23	$60.74	$62.65
Natural gas, without derivatives (Mcf)	$2.42	$2.49	$1.97	$2.59
Natural gas, with derivatives (Mcf) (a)	$2.46	$2.78	$2.14	$2.90
Total, without derivatives (Boe)	$30.61	$33.74	$27.78	$36.23
Total, with derivatives (Boe) (a)	$41.65	$45.68	$42.35	$47.58

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$4.98	$7.23	$6.00	$7.38
Oil and natural gas taxes	$2.38	$2.83	$2.23	$3.02
Depreciation, depletion and amortization	$21.27	$23.99	$22.27	$23.09
General and administrative	$3.80	$4.37	$4.02	$4.60

(a)	Includes the effect of net cash receipts from derivatives:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015

	Net cash receipts from derivatives:
Oil derivatives	$153,823	$155,732	$565,918	$419,047
Natural gas derivatives	1,541	8,301	16,125	24,394
Total	$155,364	$164,033	$582,043	$443,441

	The presentation of average prices with derivatives is a result of including the net cash receipts from commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015

Property acquisition costs:
Proved	$546	$56,636	$256,655	$58,879
Unproved	15,079	161,921	172,486	195,971
Exploration	176,687	201,737	513,109	973,957
Development	96,977	99,490	287,120	622,644
Total costs incurred for oil and natural gas properties	$289,289	$519,784	$1,229,370	$1,851,451

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at November 8, 2016, for the periods indicated:

			2017
		Fourth Quarter 2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	2018

Oil Swaps: (a)
	Volume (Bbl)	5,054,000	6,860,870	6,348,480	5,854,370	5,465,080	24,528,800	14,807,540
	Price per Bbl	$59.38	$57.11	$57.66	$51.25	$51.48	$54.60	$50.35

Oil Basis Swaps: (b)
	Volume (Bbl)	5,060,000	6,288,000	5,823,000	4,968,000	4,968,000	22,047,000	-
	Price per Bbl	$(1.48)	$(1.02)	$(1.06)	$(0.49)	$(0.49)	$(0.79)	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	7,360,000	12,335,315	11,531,642	10,770,441	10,580,000	45,217,398	7,300,000
	Price per MMBtu	$3.02	$3.03	$3.02	$3.02	$3.01	$3.02	$3.01

(a)	The index prices for the oil contracts are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.

(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

The Company’s presentation of adjusted net income and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted earnings per share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income (non-GAAP), both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2016	2015	2016	2015

Net income (loss) - as reported	$(51,146)	$179,659	$(1,337,311)	$66,688

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives	(41,186)	(413,130)	175,666	(381,071)
Net cash receipts from derivatives	155,364	164,033	582,043	443,441
Impairments of long-lived assets	-	7,588	1,524,645	7,588
Leasehold abandonments	8,000	13,283	39,849	16,646
Loss on extinguishment of debt	27,670	-	27,670	-
(Gain) loss on disposition of assets and other	755	(32)	(108,263)	1,588
Tax impact	(56,024)	87,879	(833,879)	(33,954)
Change in statutory effective income tax rates	-	-	-	(1,826)
Adjusted net income	$43,433	$39,280	$70,420	$119,100

Net income (loss) per diluted share - as reported	$(0.38)	$1.49	$(10.18)	$0.56

Adjustments for certain non-cash and unusual items per diluted share:
(Gain) loss on derivatives	(0.31)	(3.42)	1.33	(3.23)
Net cash receipts from derivatives	1.15	1.36	4.43	3.76
Impairments of long-lived assets	-	0.06	11.60	0.06
Leasehold abandonments	0.06	0.11	0.30	0.14
Loss on extinguishment of debt	0.20	-	0.21	-
(Gain) loss on disposition of assets and other	0.01	-	(0.82)	0.01
Tax impact	(0.41)	0.73	(6.34)	(0.29)
Change in statutory effective income tax rates	-	-	-	(0.01)
Adjusted net income per diluted share	$0.32	$0.33	$0.53	$1.00

Adjusted earnings per share:
Basic net income	$0.32	$0.33	$0.53	$1.00
Diluted net income	$0.32	$0.33	$0.53	$1.00

Reconciliation of Net Income (Loss) to EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) (gain) loss on derivatives, (7) net cash receipts from derivatives, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt and (11) federal and state income tax expense (benefit). EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015

Net income (loss)	$(51,146)	$179,659	$(1,337,311)	$66,688
Exploration and abandonments	10,344	14,791	54,478	32,566
Depreciation, depletion and amortization	299,209	329,467	890,257	901,474
Accretion of discount on asset retirement obligations	1,769	1,853	5,226	5,894
Impairments of long-lived assets	-	7,588	1,524,645	7,588
Non-cash stock-based compensation	14,728	16,327	43,201	47,272
(Gain) loss on derivatives	(41,186)	(413,130)	175,666	(381,071)
Net cash receipts from derivatives	155,364	164,033	582,043	443,441
(Gain) loss on disposition of assets, net	755	(32)	(109,174)	1,588
Interest expense	52,994	53,752	161,634	160,803
Loss on extinguishment of debt	27,670	-	27,670	-
Income tax expense (benefit)	(30,374)	91,873	(782,395)	25,315
EBITDAX	$440,127	$446,181	$1,235,940	$1,311,558

CONTACT:
Concho Resources Inc.
Megan P. Hays, 432-685-2533
Vice President of Investor Relations
or
Mary Tennant, 432-221-0477
Senior Financial Analyst